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                          EXHIBIT INDEX


Exhibit 99     -     Press release of J.P. Morgan & Co.
Incorporated
                  dated December 14, 1995.



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                                                       Exhibit 99


                                                December 14, 1995



       Michael E. Patterson elected to Board of Directors
        _________________________________________________

     J.P. Morgan & Co. Incorporated announced today that Michael
E. Patterson has been named a vice chairman of the global banking firm.

     Mr. Patterson, 53, has served as MorganOs chief administrative officer since November 1994 and earlier was General Counsel. The Board of Directors elected him vice chairman and a director at its regular meeting yesterday.

     Mr. Patterson joined Morgan as General Counsel in 1987, having previously been a partner in the New York law firm Debevoise & Plimpton, where he worked for 18 years, including five years in its Paris office. Prior to that, he was a law clerk to Hon. Carl McGowan, U.S. Court of Appeals for the District of Columbia, and to Hon. Potter Stewart of the U.S. Supreme Court.

     A graduate of Harvard College (1964) and Columbia University
Law School (1967), Mr. Patterson is a trustee of Columbia
University, president of the Board of Trustees of The Child
School in New York, and a member of the advisory board of the Trust for Public Land. He is vice chairman of the French
American Foundation and Treasurer of the American Ditchley
Foundation.

     As previously announced, Rodney B. Wagner, 64, vice chairman, will retire from Morgan and the Board at the end of January.

     J.P. Morgan is a global banking firm that specializes in serving the complex financial needs of government, corporate, and private clients worldwide.
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